Exhibit 99.1

The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601

Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

GENLYTE ANNOUNCES RECORD SECOND QUARTER EARNINGS OF $0.76 PER SHARE, UP 81%

Louisville, KY, July 19, 2005. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced record second quarter earnings per share of $0.76, adjusted for the stock split during the second quarter, an 81.0% increase over the second quarter of 2004.  The company also reported record second quarter net sales of $316.2 million and net income of $21.5 million.  This compares to $301.4 million and $11.5 million, respectively, reported for the second quarter of 2004 and increases of 4.9% and 86.8%, respectively.

Chairman, President and CEO Larry Powers said, “We are pleased to report second quarter increases in both sales and earnings.  Our focus on higher margin product lines and the market’s acceptance of price increases helped us achieve higher sales and gross margins for the second quarter.  A stronger Canadian dollar over last year accounted for 1.5% or $4.6 million of our overall consolidated sales increase.

“Residential, commercial, HID and outdoor lighting sales improved somewhat from last year.  Fluorescent unit sales trends are negative but have been partially offset by price increases.  Our core commercial markets are at the beginning of a cyclical recovery that is expected to occur during the next two years.

“We are pleased with the second quarter gross margin increase to 37.3% compared to 35.7% last year.  The operating profit margin increased during the second quarter to 12.0% from 9.0% last year.  These margin increases are primarily attributed to the effective price increases. We are holding firm on the recently announced price increase, and we may have sacrificed some volume, particularly in the fluorescent category, as a result of our determination to maintain margins.  In addition, we continue to strategically seek a better product mix with higher value-added products.  Total order input during the quarter increased 6.0% over last year.  Backlog is 3.3% above prior year.

“In addition to improved prices and gross margins, the increase in operating profit margin during the second quarter compared to last year can be partially explained by the reduction in legal expenses.  Legal expenses were $1.3 million for the second quarter of 2005 or 83.6% lower than the $8.1 million of legal expenses in the second quarter of 2004.

“During the second quarter of 2005, the company recognized $0.6 million of severance, moving, and plant consolidation expenses related to the closure of its facility in San Leandro, California and construction of a new facility in San Marcos, Texas.  The company also recognized $0.2 million of expenses related to an unsuccessful acquisition attempt.

“We continue to see cumulative year-over-year cost increases in steel, freight, ballasts, audit fees, and interest rates. While the core Producer Price Index trend has flattened, recent energy related costs and the cumulative effect of cost increases from the last twelve months are a concern.  We are encouraged by improvement in operating profit margin percentage, although higher costs remain a challenge.  Key concerns in the near future are transportation and energy costs, interest rates and the uncertainty regarding continued growth of the U.S. economy.  The commercial construction markets are forecasted to grow in 2005; however, unexpected economic changes could alter expectations.  Our short-term plan is to control expenses and maintain the recent price increases while adding new products.

“The proposed U.S. Senate ‘Energy Policy Tax Incentives Act of 2005,’ which provides tax deductions for energy-efficient interior lighting systems, will hopefully spur demand for our new energy-efficient products and enable us to help our country deal with increasing energy costs.  However, we are concerned that the House version of the proposed Energy Bill does not provide significant incentives for more energy-efficient buildings.  We are hopeful that the House and Senate Conference Committee will reach a compromise that supports the energy-efficient commercial building tax deduction.”

Vice President and Chief Financial Officer Bill Ferko stated, “During the quarter cash flow from operations less plant and equipment investments provided $13.9 million compared to the same quarter last year when we generated $12.2 million.  Cash funding for the new San Marcos, Texas facility was $6.2 million during the second quarter and $12.6 million year-to-date. The facility is scheduled for completion during the 3rd quarter.  Working capital increased during the second quarter by $0.6 million to $160.1 million.  However, as a percentage of sales the combination of accounts receivable and inventory less accounts payable is 20.4% of annualized sales compared to 20.8% of sales at June of last year.

“Our balance sheet remains very strong.  We closed the second quarter with cash and short-term investments of $67.8 million and debt of $245.0 million, or a net debt position of $177.2 million, compared to first quarter 2005 net debt of $190.2, and $168.9 million at the end of 2004.

“Quarterly earnings improvements over 2004 also are attributed to the Company’s acquisition, at the close of business July 31, 2004, of the 32% minority interest in Genlyte Thomas Group LLC owned by Thomas Industries Inc. for cash plus transaction costs totaling approximately $402.1 million.”

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11:00 a.m. EDT on July 19, 2005, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from www.vcall.com.  An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) controls a 100% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte Thomas sells lighting and lighting accessory products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite, Wide-Lite, and Canlyte.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation prices, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, the timing and magnitude of capital expenditures, as well as other risks discussed in the Company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

(Unaudited & Preliminary)

	For the three months ended
	July 2, 2005	July 3, 2004	% Change

Net Sales	$316,238	$301,437	4.9%

Operating Profit	$37,859	$26,995	40.2%

Net Income	$21,538	$11,527	86.8%

E.P.S. *	$0.76	$0.42	81.0%

Average Shares Outstanding *	28,379	27,737	2.3%

*            fully diluted, and adjusted for the May 23, 2005 two-for-one stock split.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except earnings per share data)

(Unaudited & Preliminary)

	For the six months ended
	July 2, 2005	July 3, 2004	% Change

Net Sales	$617,599	$578,799	6.7%

Operating Profit	$69,694	$51,992	34.0%

Net Income	$39,544	$22,390	76.6%

E.P.S. *	$1.40	$0.81	72.8%

Average Shares Outstanding *	28,292	27,700	2.1%

*            fully diluted, and adjusted for the May 23, 2005 two-for-one stock split.

The foregoing unaudited figures have been approved by the management of The Genlyte Group Incorporated for official release on the date indicated.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS AND SIX MONTHS ENDED JULY 2, 2005 AND JULY 3, 2004

(Amounts in thousands, except earnings per share data)

(Unaudited and Preliminary)

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net sales	$316,238	$301,437	$617,599	$578,799
Cost of sales	198,326	193,888	390,421	376,134
Gross profit	117,912	107,549	227,178	202,665
Selling and administrative expenses	79,452	80,321	156,282	150,208
Amortization of intangible assets	601	233	1,202	465
Operating profit	37,859	26,995	69,694	51,992
Interest expense (income), net	2,381	112	4,763	(173)
Minority interest, net of income taxes	32	7,995	1	15,461
Income before income taxes	35,446	18,888	64,930	36,704
Income tax provision	13,908	7,361	25,386	14,314
Net income	$21,538	$11,527	$39,544	$22,390

Earnings per share:
Basic	$0.78	$0.42	$1.43	$0.82
Diluted	$0.76	$0.42	$1.40	$0.81

Weighted average number of shares outstanding:
Basic	27,757	27,229	27,681	27,192
Diluted	28,379	27,737	28,292	27,700

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JULY 2, 2005 AND DECEMBER 31, 2004

(Amounts in thousands)

(Preliminary)

	(Unaudited)
	July 2,	December 31,
	2005	2004
Assets:
Current Assets:
Cash and cash equivalents	$67,031	$56,233
Short-term investments	824	18,619
Accounts receivable, less allowances for doubtful accounts of $13,046 and $10,724, as of July 2, 2005 and December 31, 2004	205,457	183,119
Inventories	159,769	150,077
Deferred income taxes and other current assets	30,134	31,381
Total current assets	463,215	439,429
Property, plant and equipment, at cost	451,260	434,790
Less: accumulated depreciation and amortization	291,867	281,316
Net property, plant and equipment	159,393	153,474
Goodwill	252,899	253,684
Other intangible assets, net of accumulated amortization	113,818	114,986
Other assets	5,652	4,097
Total Assets	$994,977	$965,670

Liabilities & Stockholders’ Equity:
Current Liabilities:
Short-term debt	$91,330	$92,489
Current maturities of long-term debt	20,252	20,202
Accounts payable	106,792	114,887
Accrued expenses	84,751	93,496
Total current liabilities	303,125	321,074
Long-term debt	133,460	131,029
Deferred income taxes	40,747	40,156
Minority interest	894	910
Accrued pension and other long-term liabilities	30,348	29,513
Total liabilities	508,574	522,682
Stockholders’ Equity:
Common stock	278	138
Additional paid-in capital	59,922	54,148
Retained earnings	412,217	372,673
Accumulated other comprehensive income	13,986	16,029
Total stockholders’ equity	486,403	442,988
Total Liabilities & Stockholders’ Equity	$994,977	$965,670

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JULY 2, 2005 AND JULY 3, 2004

(Amounts in thousands)

(Unaudited and Preliminary)

	2005	2004
Cash Flows From Operating Activities:
Net income	$39,544	$22,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,497	12,690
Net loss (gain) from disposals of property, plant and equipment	168	(1,903)
Minority interest	2	10,277
Changes in assets and liabilities, net of effect of acquisitions:
(Increase) decrease in:
Accounts receivable	(22,803)	(45,998)
Inventories	(10,045)	(6,953)
Deferred income taxes and other current assets	1,196	(1,050)
Intangible and other assets	(828)	228
Increase (decrease) in:
Accounts payable	(6,532)	9,273
Accrued expenses	(8,352)	1,457
Deferred income taxes, long term	658	—
Accrued pension and other long-term liabilities	524	1,137
All other, net	2,704	1,287
Net cash provided by operating activities	11,733	2,835

Cash Flows From Investing Activities:
Acquisition of business, net of cash received	—	(2,437)
Purchases of property, plant and equipment	(21,223)	(12,366)
Proceeds from sales of property, plant and equipment	2	4,578
Purchases of short-term investments	(818)	(43,145)
Proceeds from sales of short-term investments	18,146	62,648
Net cash (used in) provided by investing activities	(3,893)	9,278

Cash Flows From Financing Activities:
Proceeds from short-term debt	5,846	—
Repayments of short-term debt	(7,005)	—
Proceeds from long-term debt	29,529	—
Repayments of long-term debt	(27,049)	(665)
Net decrease in disbursements outstanding	(1,282)	(1,481)
Exercise of stock options	3,440	2,467
Net cash provided by financing activities	3,479	321
Effect of exchange rate changes on cash and cash equivalents	(521)	197
Net increase in cash and cash equivalents	10,798	12,631
Cash and cash equivalents at beginning of period	56,233	82,136
Cash and cash equivalents at end of period	$67,031	$94,767

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

SELECTED SEGMENT DATA

FOR THE THREE MONTHS AND SIX MONTHS ENDED JULY 2, 2005 AND JULY 3, 2004

(Amounts in thousands)

(Unaudited and Preliminary)

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net sales:
Commercial segment	$234,978	$227,218	$457,222	$431,439
Residential segment	40,683	36,395	80,773	71,756
Industrial & other segment	40,577	37,824	79,604	75,604
Total net sales	$316,238	$301,437	$617,599	$578,799

Operating profit:
Commercial segment	$27,480	$20,225	$49,445	$37,446
Residential segment	6,028	3,798	11,833	7,929
Industrial & other segment	4,351	2,972	8,416	6,617
Total operating profit	$37,859	$26,995	$69,694	$51,992